                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[_] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               MOHAWK INDUSTRIES
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                           [MOHAWK INDUSTRIES LOGO]



To the Stockholders of Mohawk Industries, Inc.:

  You are cordially invited to attend the annual meeting of stockholders to be held on Thursday, May 21, 1998, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30703.

  The principal business of the meeting will be to elect a class of directors to serve a three-year term beginning in 1998 and to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, from seventy-five million (75,000,000) shares to one hundred fifty million (150,000,000) shares. During the meeting, we also will review the results of the past year and report on significant aspects of our operations during the first quarter of 1998.

  Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. To receive a copy of a map and driving directions to the corporate headquarters, please call Barbara B. Lance at (706) 624-2253.


                                       Sincerely yours,



                                       [SIGNATURE]
                                       DAVID L. KOLB
                                       Chairman and
                                       Chief Executive Officer

Atlanta, Georgia
March 31, 1998

                            MOHAWK INDUSTRIES, INC.
                        160 South Industrial Boulevard
                                P. O. BOX 12069
                            CALHOUN, GEORGIA  30703

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 21, 1998

  The annual meeting of stockholders of Mohawk Industries, Inc. (the "Company") will be held on Thursday, May 21, 1998, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30703.

  The meeting is called for the following purposes:

  1. To elect two persons who will serve as the Company's Class III directors for a three-year term beginning in 1998;

  2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, from seventy-five million (75,000,000) shares to one hundred fifty million (150,000,000) shares; and

  3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed March 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


       PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT
         YOUR SHARES WILL BE REPRESENTED.  IF YOU CHOOSE TO ATTEND THE
                     MEETING, YOU MAY REVOKE YOUR PROXY AND
                          PERSONALLY CAST YOUR VOTES.


                                       By Order of the Board of Directors,


                                       [SIGNATURE]

                                       BARBARA B. LANCE,
                                       Secretary

Atlanta, Georgia
March 31, 1998

                            MOHAWK INDUSTRIES, INC.
                         160 South Industrial Boulevard
                                P. O. BOX 12069
                            CALHOUN, GEORGIA  30703


                                 -------------

                                PROXY STATEMENT

                                 -------------

  This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. ("Mohawk" or the "Company") in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Thursday, May 21, 1998, and at any and all adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 31, 1998, to the stockholders of record of the Company (the "Stockholders") on March 23, 1998 (the "Record Date").

  Proxies will be voted as specified by Stockholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of the common stock of the Company (the "Common Stock") represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company and FOR the approval of the amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of shares of Common Stock which the Company is authorized to issue from seventy-five million (75,000,000) shares to one hundred fifty million (150,000,000) shares (the "Proposed Amendment"). A Stockholder who submits a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, by executing a proxy bearing a later date or by attending and voting in person at the Annual Meeting.

  The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Shares represented by proxies that are marked "withhold authority" or "abstain" will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies, which include broker nonvotes, will also be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, the election of directors will require the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting and the approval of the Proposed Amendment will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will have an effect on the outcome of the election of directors. Abstentions and broker nonvotes will have the same effect as a vote against approval of the Proposed Amendment.

  Pursuant to the Certificate of Incorporation, holders of Common Stock will be entitled to one vote for each share of Common Stock held. Pursuant to the provisions of the Delaware General Corporation Law, March 23, 1998 has been fixed as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were __________ shares of Common Stock issued and outstanding held by approximately ____ Stockholders.

           THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN
       THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for the Board of Directors of the Company to consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors. The Class III directors, Leo Benatar and David L. Kolb, have been nominated for re-election at the Annual Meeting. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

  The Company's Certificate of Incorporation provides that the Company shall have at least two and no more than 11 directors, with the Board of Directors to determine the exact number. In addition, the Certificate of Incorporation divides the Board of Directors into three classes, with each to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors has by resolution set the number of directors at seven.

  It is the intention of the persons named as proxies to vote the proxies for each of Mr. Benatar's and Mr. Kolb's election as a Class III director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Mr. Benatar and Mr. Kolb has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that either of Mr. Benatar or Mr. Kolb refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that Mr. Benatar and Mr. Kolb will be unable or will decline to serve as a director.

  The affirmative vote of a plurality of the shares represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR THE ELECTION OF THE NOMINEES LISTED BELOW
                 ---

DIRECTOR, DIRECTOR NOMINEE AND EXECUTIVE OFFICER INFORMATION

  Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class III directors and the directors in Classes I and II whose terms of office will continue after the Annual Meeting, including the name and age of each, his current principal occupation (which has continued for five years unless otherwise indicated), the name and principal business of the organization in which his occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 1997 with the Company, and his directorships in other publicly held companies.

NOMINEES FOR DIRECTOR

 Class III Nominees For Director (Current Terms Expiring 1998)

  Leo Benatar--Mr. Benatar (age 68) has been a director of the Company since the consummation of the Company's initial public offering in April 1992 (the "Initial Public Offering"). Mr. Benatar has been an Associated Consultant with
A. T. Kearney since May 1996. From June 1995 until May 1996, Mr. Benatar was Chairman of the Board of Engraph, Inc., a manufacturer of packaging and product identification materials. Before June 1995, Mr. Benatar served as Chairman of the Board, President and Chief Executive Officer of Engraph, Inc. for more than five years. Engraph, Inc. was acquired by Sonoco Products Company, a manufacturer of packaging and product identification materials, in October 1993, and Mr. Benatar served as Senior Vice President and a director of Sonoco Products Company from October 1993 until May 1996. Mr. Benatar is also a director of Interstate Bakeries Corporation, a manufacturer and distributor of food products, Aaron Rents, Inc., a furniture and appliance retailer, Paxar Corporation, an apparel labels manufacturer, and Johns Manville Corporation, an insulation and building products manufacturer. From January 1, 1994 until December 31, 1995, Mr. Benatar also served as Chairman of the Federal Reserve Bank of Atlanta.

  David L. Kolb--Mr. Kolb (age 59) served as President of Mohawk Carpet Corporation (now the Company's principal operating subsidiary and renamed Aladdin Manufacturing Corporation) until Mohawk Carpet Corporation was acquired by the Company in December 1988, at which time he became Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining Mohawk Carpet Corporation, Mr. Kolb served in various executive positions with Allied-Signal Corporation for 19 years, most recently as Vice President and General Manager of Home Furnishings. In 1988 and 1989, he served as Chairman of The Carpet and Rug Institute and is currently a member of its board of directors. Mr. Kolb is also a director of Chromcraft Revington Corporation, a furniture manufacturer, First Union National Bank of Georgia, and Polyfibron Technologies, Inc., a manufacturer of printing plates and printing blankets.

CONTINUING DIRECTORS

 Class I Directors Continuing In Office (Terms Expire 1999)

  Jeffrey S. Lorberbaum--Mr. Lorberbaum (age 43) has been a director of the Company since March 28, 1994 and has served as President and Chief Operating Officer of the Company since January 24, 1995. Mr. Lorberbaum joined Aladdin Mills ("Aladdin"), currently a division and formerly a wholly-owned subsidiary of the Company, in 1976 and served as Vice President--Operations from 1986 until February 25, 1994 when he became President and Chief Executive Officer of Aladdin. Mr. Alan Lorberbaum, a director of the Company, is his father. See "Executive Compensation and Other Information--Principal Stockholders of the Company."

  Robert N. Pokelwaldt--Mr. Pokelwaldt (age 61) has been a director of the Company since consummation of the Initial Public Offering. Mr. Pokelwaldt has served as Chairman and Chief Executive Officer of York International Corporation, a manufacturer of air conditioning and cooling systems, since January 1993. He also served York International from June 1991 until January 1993 as President, Chief Executive Officer and a director and, from January 1990 until June 1991, as President and Chief Operating Officer. Mr. Pokelwaldt is also a director of Polyfibron Technologies, Inc., a manufacturer of printing plates and printing blankets.

Class II Directors Continuing in Office (Terms Expire 2000)

  Bruce C. Bruckmann--Mr. Bruckmann (age 44) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a venture capital firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. ("CVC, Ltd.") and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of AmeriSource Distribution Corporation, a distributor of pharmaceuticals, Jitney-Jungle Stores of America, Inc., a grocery retailer, Town Sports International, Inc., a fitness club operator, Cort Furniture Rental Corp., a lessor of office and residential furniture, Chromcraft Revington Corporation, a furniture manufacturer, and Anvil Knitwear, Inc., an activewear manufacturer.

  Alan S. Lorberbaum--Mr. Lorberbaum (age 73) has been a director of the Company since March 28, 1994. Mr. Lorberbaum founded Aladdin in 1958 and served as President, Chief Executive Officer and a director of Aladdin from its inception until February 25, 1994, the date the Company acquired Aladdin. Mr. Lorberbaum currently serves as a consultant to Aladdin. See "Executive Compensation and Other Information--Principal Stockholders of the Company." For a discussion of certain arrangements with the Company relating to Mr. Lorberbaum and Mr. Jeffrey Lorberbaum being named to the Board of Directors, see the discussion below.

  Larry W. McCurdy--Mr. McCurdy (age 62) has been a director of the Company since the consummation of the Initial Public Offering. Mr. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc., a privately held manufacturer of automotive aftermarket products, from November 1985 until April 1994. Moog Automotive, Inc. was acquired by Cooper Industries, Inc., a manufacturer of electrical and automotive products, tools and hardware, in October 1992, and Mr. McCurdy became Executive Vice President, Operations of Cooper Industries, Inc. in April 1994. Mr. McCurdy held that position until March 7, 1997, when he became President, Chief Executive Officer and a director of Echlin Inc., a worldwide manufacturer of motor vehicle parts. On December 17, 1997, Mr. McCurdy was elected Chairman of the board of directors of Echlin, Inc. Mr. McCurdy also serves on the boards of directors of Lear Seating Corporation, an international manufacturer for original equipment vehicles, and Breed Technologies, Inc., an equipment supplier of air bag sensing devices and air bag components.

  In connection with the merger of Aladdin with a wholly owned subsidiary of the Company in February 1994 (the "Aladdin Merger"), the Company agreed to appoint to its Board of Directors up to two persons designated by the former shareholders of Aladdin, and Messrs. Alan Lorberbaum and Jeffrey Lorberbaum are such designees. The Company is required to nominate up to two persons designated by such holders for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. At such time as the former shareholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former shareholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  General. During fiscal 1997, the Board of Directors held five meetings. All members of the Board of Directors, except for Mr. Bruckmann, attended at least 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. Mr. Bruckmann attended 57% of the total meetings he was eligible to attend.

  The Audit Committee consists of Mr. Bruckmann and Mr. McCurdy. The Audit Committee met two times during 1997. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies.

  The Compensation Committee consists of Mr. Benatar and Mr. Pokelwaldt. The Compensation Committee met two times during 1997. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company and for administering the Company's stock option plans. See also "Executive
Compensation and Other Information--Report of the Compensation Committee of the Board of Directors of Mohawk Industries, Inc."

  The Company has no nominating committee.

  Director Compensation. Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. The Company pays non-employee directors an annual retainer of $20,000 and a fee of $1,000 for each Board meeting and $800 for each Committee meeting attended. Committee Chairmen also receive an annual retainer of $2,000. Pursuant to the Company's 1993 Stock Option Plan and the 1997 Long-Term Incentive Plan, directors who are not employees of the Company are initially granted a non-qualified stock option to purchase 11,250 shares of Common Stock as of the date they commence service as a director. On January 1 of each year, eligible directors who are directors on such date receive an option to purchase 2,250 shares of Common Stock. The exercise prices for all such option grants are based on a formula that with respect to initial grants relates to the closing sale price of the underlying Common Stock on the business day immediately preceding the date of grant and with respect to subsequent grants is the average of the closing sale prices of the underlying Common Stock on the last business day of each of the Company's four fiscal quarters during the preceding fiscal year. The Company reimburses all directors for expenses the directors incur in connection with attendance at meetings of the Board of Directors or Committees.

  In December 1996, the Board of Directors adopted the Mohawk Industries, Inc. 1997 Non-Employee Director Stock Compensation Plan (the "Director Stock Compensation Plan") to promote the long-term growth of the Company by providing a vehicle for its non-employee directors to increase their proprietary interest in the Company and to attract and retain highly qualified and capable non-employee directors. Under the Director Stock Compensation Plan, non-employee directors may elect to receive their annual cash retainer fees (excluding any meeting fees) in shares of Common Stock of the Company, based on the fair market value of the Common Stock on the quarterly payment date. The maximum number of shares of Common Stock which may be granted under the plan is 37,500 shares, which shares may not be original issue shares. In 1997, the Director Stock Compensation Plan was amended by the Board of Directors to include an optional income deferral feature using a book entry (phantom stock) account that would fluctuate in value based on the performance of the Common Stock of the Company over the deferral period. The Board of Directors may suspend or terminate the Director Stock Compensation Plan at any time.

EXECUTIVE OFFICERS

  The executive officers of the Company serve at the discretion of the Board of Directors and are comprised of Mr. Kolb and Mr. Jeffrey Lorberbaum (each of whom is identified above), Frank A. Procopio, John D. Swift and William B. Kilbride.

  Frank A. Procopio--Mr. Procopio (age 58) joined Mohawk Carpet Corporation in January 1982 and presently serves as Senior Vice President of the Company and President--Commercial Business. Prior to joining Mohawk Carpet Corporation, Mr. Procopio served as the Vice President of Manufacturing and Staff Services with Salem Carpet for three years and in various management positions with Armstrong World Industries for 18 years.

  John D. Swift--Mr. Swift (age 56) served as Vice President--Finance of Mohawk Carpet Corporation from September 1984 to December 1988 and since that time has served as Vice President--Finance and Chief Financial Officer of the Company. Mr. Swift served as Treasurer of the Company from December 1988 to February 1994 and served as Secretary of the Company from December 1988 to May 23, 1996.
Prior to joining Mohawk Carpet Corporation, he worked for General Electric Company for 18 years in various positions of accounting, auditing and financial management.

  William B. Kilbride--Mr. Kilbride (age 47) joined American Rug Craftsmen ("American Rug Craftsmen"), currently a division and formerly a wholly owned subsidiary of the Company, as its President and Chief Operating Officer in June 1992 and has served as its President since that time. Before joining American Rug Craftsmen, Mr. Kilbride served as First Vice President - Planning of Dean Witter Discover, which he joined in February 1983.


                       PROPOSAL 2 - APPROVAL OF AMENDMENT
                 AUTHORIZING ADDITIONAL SHARES OF COMMON STOCK

INTRODUCTION

  The Board of Directors of the Company recommends that the Stockholders approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from seventy-five million (75,000,000) to one hundred fifty million (150,000,000) shares (the "Proposed Amendment"). Of the 75,000,000 shares of Common Stock presently authorized by the Certificate of Incorporation, as of the Record Date, __________ shares were outstanding and __________ shares were reserved for issuance under the Company's various stock option plans, leaving only __________ shares available for issuance for other purposes.

  If the Proposed Amendment is adopted, a total of up to __________ shares of Common Stock would be available for future issuance or sale without further stockholder approval. However, stockholder approval of particular transactions may at the time be required by law or by the rules or policies of any exchange or market on which shares of the Company's Common Stock may be traded or quoted or may be deemed desirable or advisable by the Board of Directors. The Company's Common Stock is presently listed for trading on the New York Stock Exchange.

  The Board of Directors has no present plans to issue additional shares of Common Stock, except for issuances for which shares have already been reserved. Upon approval by the Stockholders of the Proposed Amendment, the additional shares of Common Stock that would be authorized but unissued and not reserved for issuance could be issued for various general corporate purposes including without limitation stock splits, stock dividends, employee benefit plans, financing transactions or acquisitions. The Board of Directors believes that the additional authorized Common Stock would give the Company greater flexibility by allowing the Company to issue shares of Common Stock without the expense and delay of a stockholders' meeting to authorize additional shares if and when the need arises.

  The Certificate of Incorporation presently authorizes the issuance of 60,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), but none of such shares is outstanding and the Company presently has no plans to issue Preferred Stock.

PROPOSED RESOLUTION

  A resolution in substantially the following form will be submitted to the Stockholders at the Annual Meeting:

  "RESOLVED, that the Restated Certificate of Incorporation of Mohawk Industries, Inc., as in force and effect on the date hereof, be amended by deleting the introductory paragraph of Article 4 in its entirety and by substituting in lieu thereof the following:

        4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 150,060,000 shares, divided into two (2) classes consisting of 150,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 60,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

  In all other respects, the terms and provisions of Article 4 and the other Articles of the Certificate of Incorporation shall remain unaltered.

VOTE REQUIRED; ABSENCE OF DISSENTERS' RIGHTS

  Approval of the Proposed Amendment will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. If the Proposed Amendment is approved by the Stockholders, the amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which would occur as soon as practicable following the approval of the Proposed Amendment by the Stockholders. Stockholders of the Company have no dissenters' rights with respect to the Proposed Amendment and will have no preemptive rights in connection with the issuance of any new shares of Common Stock.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                                           ---
                     THE APPROVAL OF THE PROPOSED AMENDMENT


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


  Decisions and recommendations regarding the compensation of the Company's executives are made by a two member Compensation Committee composed entirely of directors who have never served as officers or employees of the Company. Following is a report of the Compensation Committee concerning the Company's executive compensation policies for 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC.

  Executive Compensation Philosophy. The Committee believes that a compensation program that enables the Company to attract and retain outstanding executives will assist the Company in meeting its long range objectives, thereby serving the interest of the Company's Stockholders. The compensation program of the Company is designed to achieve the following objectives:

     1. Provide compensation opportunities that are competitive with those of companies of a similar size.

     2. Create a strong link between the executive's compensation and the Company's annual and long-term financial performance.

     3. Include above average elements of financial risk through performance-based incentive compensation which offers an opportunity for above average financial reward to the executives.

  The Company's executive compensation program has three components: base salaries, annual incentives and long-term incentives.

  Base Salaries. The Company's executive officers receive base salaries as compensation for the skills, knowledge and experience that they bring to their positions. Base salaries paid to the Company's executive officers are intended to be maintained at a competitive level with companies of a similar size. In order to assess competitive rates, the Committee uses compensation surveys, produced by nationally recognized consulting firms, of executives with similar job functions and responsibilities in public companies engaged in nondurable goods manufacturing in the same net sales range. The group of companies included in the surveys used has typically been broader than the peer group used in the Performance Graph following this report because the competitive marketplace for executive talent has been viewed by the Committee as national in scope and not restricted to the carpet and textile industries. With respect to base salaries, the Committee has tried to achieve competitive rates by targeting the approximate midpoint of the range of base salaries for comparable positions. Within this overall policy, the Committee has preserved the flexibility to make exceptions where performance over several years dictates a higher base salary.

  Annual Incentive Bonuses. Annual incentive bonuses under the executive incentive program are provided in addition to base salaries to create total annual compensation. Using the compensation surveys discussed above, the Committee has targeted the upper quartile of total annual compensation for similarly situated executives in companies of similar size. By placing a significant portion of an executive's annual pay "at risk," the Committee believes that compensation is more directly related to performance and will more closely link the financial interests of the executives and those of the Stockholders. Given the Company's aggressive business objectives, the Committee believes this policy to be appropriate and fair for both the executives and the Stockholders.

  The 1997 Executive Incentive Plan (the "Plan") was designed to provide incentive bonus opportunities for approximately 40 key executives of the Company, including the executive officers named in the Summary Compensation Table. For those executives who were classified as Corporate Participants, including the Chief Executive Officer ("CEO"), the Chief Operating Officer and the Chief Financial Officer, to be eligible for any bonus the total corporation must have attained in 1997 a threshold level of earnings per share ("EPS") established by the Committee. For those executives who were classified as Residential Business Participants, Karastan Participants, Commercial Business Participants or American Rug Craftsmen Participants, to be eligible for any bonus their business unit must have attained in 1997 a threshold level of EPS contribution established by the Committee. The factors considered in establishing the thresholds in the Plan were the previous year's earnings per share and a baseline expectation for earnings growth adopted by the Committee. If the threshold is attained, then the bonus calculation is based on the attainment of increasing levels of percentage improvement of (i) 1997 EPS over the EPS threshold and (ii) Earnings After Capital Charge ("EAC") (after tax operating earnings less a cost of capital charge) over EAC targets established by the Plan. The bonus calculation is weighted 75% to the EPS level attained and 25% to the EAC level attained. The bonus attainable at various levels in the Plan is calculated as a percentage of 1997 compensation payments excluding all bonus, deferred bonus and other nonsalary amounts ("Base Compensation"). The percentages of Base Compensation for which individual participants become eligible at the various levels vary and were set for the CEO by the Committee and for the other executives by the CEO (subject to the approval of the Committee) in order to relate performance goals to a targeted level of total annual compensation.

  All bonus awards will be paid in 1998 with a portion of the award ranging from 7.9% to 10.4% to be paid in shares of the Common Stock issued as restricted shares under the Mohawk Industries, Inc. 1997 Long-Term Incentive Plan. One half of the shares granted will be restricted for one year and the other half for two years. The number of restricted shares to be granted will be calculated using the average monthly closing stock price of the Common Stock during 1997.

  The Committee has the authority to interpret the Plan or make changes therein as it determines appropriate.

  Long-Term Incentives. The Company provides long-term incentives to its executives through stock option programs designed to encourage executives to acquire and hold shares of Common Stock. The stock option plans are designed to retain executives and motivate them to improve the market value of the Common Stock over a number of years. The Committee believes that equity ownership by executives furthers the Committee's compensation policy objective of aligning long-term financial interests of executives with those of the Stockholders. The Committee considers the amount and terms of options previously awarded to and held by executive officers in determining the size of option grants. In 1997, the Board of Directors adopted the Mohawk Industries, Inc. 1997 Long-Term Incentive Plan, which was approved by the Stockholders at the 1997 Annual Meeting. No stock options were granted to executive officers in 1997.

  Other Compensation Plans. The Company maintains several broadly-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These include the retirement savings plan (designed to qualify under section 401(k) of the Internal Revenue
Code), a supplemental executive retirement plan which provides certain supplemental retirement and other benefits to certain executives who have completed an aggregate of 60 months employment with the Company, and a nonqualified deferred compensation plan for highly compensated employees which permits deferral of income on a portion of the employee's compensation.

  To the extent readily determinable and as one of the factors in its consideration of the various components of executive compensation, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that deductible under
Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  Chief Executive Officer Compensation. In accordance with the compensation philosophy and process described above, the Committee set Mr. Kolb's base salary for 1997 at $495,000, which was below the midpoint for CEO's of similar sized companies in the surveys used by the Committee. Mr. Kolb's total annual cash compensation is linked to the Company's performance by his participation in the 1997 Executive Incentive Plan. Under the Plan, he earns no bonus unless 1997 EPS exceeds the threshold level established in the Plan, but he earns a bonus of 60% of his Base Compensation if the weighted calculation of EPS and EAC improvement for the Company is at least 115% of the threshold and a maximum bonus of 120% of his Base Compensation if the improvement in these factors is at least 125% of the threshold. The bonus payable for amounts between these levels is determined by pro rata interpolation. Mr. Kolb earned the maximum bonus under the Company's 1997 Executive Incentive Plan. This bonus will be paid in 1998 with 9.9% of the total award to be paid in restricted Common Stock as described above.

  The Committee's objectives in setting Mr. Kolb's compensation are to be competitive with other companies in the carpet industry and with other public companies of a similar size and to provide Mr. Kolb with appropriate incentives to achieve the Company's short-term and long-term objectives.

                            Compensation Committee

                                  Leo Benatar
                             Robert N. Pokelwaldt

PERFORMANCE GRAPH

  The following is a line graph comparing the yearly percentage change in the Company's cumulative total stockholder returns to those of the Standard & Poors 500 Index and a group of peer issuers beginning on December 31, 1992 and ending on December 31, 1997.

     COMPARISON OF TOTAL CUMULATIVE RETURNS AMONG MOHAWK INDUSTRIES, INC.,
                       THE S&P 500 INDEX AND A PEER GROUP

                             [GRAPH APPEARS HERE]

                12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
               ----------------------------------------------------------------
Mohawk           $100      $241.77    $ 90.00    $110.30    $155.30    $232.29
-------------------------------------------------------------------------------
S&P 500           100       110.08     111.53     153.45     188.68     251.63
-------------------------------------------------------------------------------
Peer Group        100       132.25      91.39     101.83     100.77     127.92
-------------------------------------------------------------------------------

  The peer group includes the following companies: Burlington Industries Equity, Inc., Cone Mills Corporation, Crown Crafts, Inc., Guildford Mills, Inc., Interface, Inc., Shaw Industries, Inc., Springs Industries, Inc. and West Point Stevens, Inc. (prior to December 1993, West Point Stevens, Inc. did business under the name West Point Pepperell, Inc.). Total return values were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock and in each index on December 31, 1992 was $100 and that all dividends were reinvested. The Company is not included in the peer group because management believes that, by excluding the Company, investors will have a more accurate view of the Company's performance relative to certain other carpet and textile companies.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 1995, 1996 and 1997, for
(i) the Chairman and Chief Executive Officer of the Company and (ii) each of the four other most highly compensated executive officers of the Company (determined as of December 31, 1997) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                          -------------------------------------    ---------------------------------------------
                                                                   OTHER ANNUAL    RESTRICTED       SECURITIES       ALL OTHER
                                           SALARY       BONUS      COMPENSATION       STOCK         UNDERLYING      COMPENSATION
NAME AND POSITION                 YEAR      ($)          ($)        ($)(1)(2)      AWARDS($)(3)     OPTIONS(#)         ($)(5)
-----------------                 ----    --------    --------     ------------    ------------     -----------     ------------
David L. Kolb.................    1997    $495,000    $519,750      $2,126,318       $111,825             --          $ 3,200
 Chairman and Chief               1996     440,000     528,000         325,297             --             --            9,110
 Executive Officer                1995     426,000          --       2,363,004             --             --           10,500

Jeffrey S. Lorberbaum.........    1997    $443,000    $387,625              --       $ 83,370             --          $ 4,888
 President and Chief              1996     416,693     416,693              --             --             --            5,118
 Operating Officer                1995     336,134     150,000              --             --         75,000/(4)/       4,849

Frank A. Procopio.............    1997    $241,500    $181,125      $  897,010       $ 36,383             --          $ 3,200
 Senior Vice President;           1996     241,500          --         154,319             --             --            7,162
 President-Commercial Business    1995     241,500          --       1,012,422             --             --            8,568

John D. Swift.................    1997    $220,833    $165,623      $  222,676       $ 33,233             --          $ 3,200
 Vice President-Finance and       1996     200,000     170,000          41,395             --             --            5,283
 Chief Financial Officer          1995     191,000          --         247,816             --             --            7,889

William B. Kilbride...........    1997    $225,000    $168,750              --       $ 33,863             --          $ 3,146
 President - American             1996     200,000     328,334/(6)/         --             --         11,250/(7)/       4,059
 Rug Craftsmen                    1995     175,000     183,750              --             --             --              928

------------
(1) Amounts in 1997 include (i) imputed interest on the outstanding balance of the interest free loans made by the Company to Messrs. Kolb, Procopio and Swift upon exercise of certain stock options in the amount of $276,013, $110,467 and $28,816, respectively, and (ii) $220,413, $88,215 and $23,011 paid by the Company in 1997 to Messrs. Kolb, Procopio and Swift, respectively, so that each could pay the 1997 tax liability on imputed income arising from such interest free loans. Amounts in 1996 include (i) imputed interest on such loans made by the Company to Messrs. Kolb, Procopio and Swift of $180,865, $85,801 and $23,016, respectively, and (ii) $144,432,
    $68,518 and $18,379 paid by the Company to Messrs. Kolb, Procopio and Swift, respectively, so that each could pay the 1996 tax liability on such imputed income. See footnote (2) below and "Executive Compensation and Other Information--Certain Relationships and Related Transactions."
(2) Amounts in 1997 and 1995 include amounts accrued by the Company for reimbursements for tax payments in connection with stock option exercises payable in the amounts of $1,629,892 and $2,363,004 to Mr. Kolb, $698,328 and $1,012,422 to Mr. Procopio, and $170,849 and $247,816 to Mr. Swift, respectively. In connection with the leveraged buyout of the Company in 1988 and in lieu of purchasing shares of the Company's Common Stock, each of Messrs. Kolb, Procopio and Swift obtained an equity interest in the Company by entering into a stock option agreement (the "Option Agreement") with the Company that differed only with respect to the number and exercise price of the shares subject to the option. This arrangement allows the Company to receive a tax benefit on its tax return in the amount of the tax effect of the taxable compensation provided to the individual under the Option Agreements; however, upon exercise of the options, the individual is subject to taxation at ordinary income rates. Pursuant to the Option Agreements, which were amended in 1992, when one of the individuals exercises an option, receives shares of the Company's Common Stock which were subject to the option (the "Optioned Stock") and does not sell the shares of Optioned Stock, he is entitled to borrow from the Company on an interest free basis an amount necessary to pay his income tax liability. See "Executive Compensation and Other Information--Certain Relationships and Related Transactions." When the individual sells the shares of Optioned Stock, he must repay the loan. At the time of the sale of the shares of Optioned Stock, the individual is reimbursed for the amount of tax incurred by the individual upon the exercise of the option and the sale of the Optioned Stock in excess of the amount of tax the individual would have incurred, using the capital gains rate in effect at the time of the sale, had the individual held the stock from the option grant until the sale. The amounts accrued in 1995 were calculated based upon the capital gains rate of 28% in effect at that time. An additional accrual was recorded in 1997 when the capital gains rate was reduced to 20%. In addition, the individual is reimbursed for the tax liability incurred by reason of the payment described in the previous sentence. The Company would record a tax benefit in its tax return concurrent with these payments. Messrs. Kolb, Procopio and Swift have not elected to sell all of the Optioned Stock, but the Company, nonetheless, treats the reimbursement payment payable upon sale of the Optioned Stock as earned at the time the option is exercised.
(3) Amounts in 1997 include 4,260, 3,176, 1,386, 1,266 and 1,290 shares for
    Messrs. Kolb, Lorberbaum, Procopio, Swift and Kilbride, respectively. These shares were granted on February 27, 1998 in connection with the executive's annual incentive bonus for 1997 and have been valued at $26.25 per share. The restrictions lapse on February 28, 1999 for 50% of the shares and on February 28, 2000 for the remaining 50%. See "Executive Compensation and Other Information--Report of the Compensation Committee of the Board of Directors of Mohawk Industries, Inc."
(4) Amount represents options granted in 1995 pursuant to the 1992 Mohawk-Horizon Stock Option Plan.
(5) Represents matching contributions pursuant to the Company's Retirement Savings Plan. In 1995 and 1996, amounts for Mr. Jeffrey Lorberbaum represent contributions pursuant to the Aladdin Profit Sharing Plan. In 1997, contributions for Mr. Jeffrey Lorberbaum pursuant to the Company Retirement Savings Plan were $2,385 and contributions pursuant to the Aladdin Profit Sharing Plan were $2,503.
(6) Includes a special bonus of $158,333 payable in connection with the purchase of American Rug Craftsmen by the Company in April 1993.
(7) Amount represents options granted in 1996 pursuant to the 1992 Stock Option Plan.

OPTION GRANTS

  No options were granted to the Named Executive Officers in fiscal 1997.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during fiscal 1997 and the number of shares covered by both exercisable and non-exercisable stock options held by the Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of the Common Stock (which was $21.9375).

                          AGGREGATED DECEMBER 31, 1997
                             YEAR END OPTION VALUES

                                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED OPTIONS            IN-THE-MONEY
                               SHARES                                AT FY-END (#)                 OPTIONS AT FY-END($)
                             ACQUIRED ON       VALUE         ------------------------------     --------------------------
NAME                         EXERCISE (#)    REALIZED ($)    EXERCISABLE      UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
----                         ------------    ------------    -----------      -------------     -----------  -------------
David L. Kolb                   56,250         $664,188          22,500           15,000          $242,343      $161,562
Jeffrey S. Lorberbaum               --               --          30,000           45,000          $345,624      $518,436
Frank A. Procopio               11,250         $116,250           3,000            6,000          $ 32,312      $ 64,625
John D. Swift                   55,800         $612,180               0            7,200                --      $ 77,550
William B. Kilbride             11,251         $ 98,159          18,000           19,499          $ 49,874      $172,521

PENSION PLANS

  The following table shows estimated annual retirement benefits payable to a Named Executive Officer (other than Mr. Kolb or Mr. Jeffrey Lorberbaum) at age 65 under the Supplemental Executive Retirement Plan (the "SERP") as described below.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
                       ---------------------------------------------
REMUNERATION              15          20          25      30 OR MORE
------------           --------    --------    --------   ----------
$  200,000...........  $ 80,000    $ 80,000    $ 80,000    $ 80,000
   300,000...........   120,000     120,000     120,000     120,000
   400,000...........   160,000     160,000     160,000     160,000
   500,000...........   200,000     200,000     200,000     200,000
   600,000...........   240,000     240,000     240,000     240,000
   700,000...........   280,000     280,000     280,000     280,000
   800,000...........   320,000     320,000     320,000     320,000
   900,000...........   360,000     360,000     360,000     360,000
 1,000,000...........   400,000     400,000     400,000     400,000
 1,100,000...........   440,000     440,000     440,000     440,000
 1,200,000...........   480,000     480,000     480,000     480,000
 1,300,000...........   520,000     520,000     520,000     520,000

  The following table shows estimated annual retirement benefits payable to Mr. Kolb, the Company's Chairman and Chief Executive Officer, at age 65 under the SERP.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
                       ---------------------------------------------
REMUNERATION              15          20          25      30 OR MORE
------------           --------    --------    --------   ----------
$  500,000...........  $250,000    $250,000    $250,000    $250,000
   600,000...........   300,000     300,000     300,000     300,000
   700,000...........   350,000     350,000     350,000     350,000
   800,000...........   400,000     400,000     400,000     400,000
   900,000...........   450,000     450,000     450,000     450,000
 1,000,000...........   500,000     500,000     500,000     500,000
 1,100,000...........   550,000     550,000     550,000     550,000
 1,200,000...........   600,000     600,000     600,000     600,000
 1,300,000...........   650,000     650,000     650,000     650,000

  The Company has established a Retirement Savings Plan (the "Retirement Savings Plan"), which is a combination 401(k)/profit-sharing plan that provides for employee pre-tax contributions under Section 401(k) of the Internal Revenue Code, Company matching contributions, and, if profits are sufficient, a Company profit sharing contribution. The Company has also established the SERP, a non-qualified plan designed to supplement the benefits payable under the Retirement Savings Plan and certain other plans. The SERP provides such benefits to certain key employees of the Company and its subsidiaries as designated by the Board of Directors of the Company.

  Benefits under the SERP generally vest after the participant has sixty (60) months of employment with the Company and generally can begin once the participant attains age 60. The retirement benefit payable at age 65 to Mr. Kolb (and prior to reduction as described below) is 50% of Mr. Kolb's average annual compensation (meaning salary, bonuses, and certain pre-tax deferrals to Company benefit plans, but does not include reimbursements for tax payments in connection with stock option exercises) over the final sixty (60) months prior to termination of employment. The retirement benefit payable at age 65 to participants other than Mr. Kolb (and prior to reduction as described below), is 40% of the participant's average annual compensation (as determined in accordance with the preceding sentence). Benefits under the SERP are reduced (i) if at retirement the participant has fewer than 15 years of employment with the Company for participants other than Mr. Kolb or 14 years of employment with the Company for Mr. Kolb, and (ii) if the participant begins to receive SERP benefits prior to age 65.

  Benefits payable under the SERP as shown in the foregoing tables are reduced by (i) the annuity value of the contributions (and earnings thereon) made by the Company to the participant's account in the Retirement Savings Plan; (ii) one-half of the participant's Social Security benefits; (iii) certain other Company benefit plans; and (iv) the annuity benefit to the participant from a subsequent employer's pension plan. Upon retirement, the normal form of SERP benefit is a life annuity for the life of the participant, but the Board and the participant may approve payment in an alternate form. There are also certain death benefits and medical benefits that are payable under the SERP.

  As of December 31, 1997, Mr. Kolb had an average five-year compensation of $764,410 and 17 years of creditable service; Mr. Procopio had an average five-year compensation of $337,108 and 15 years of creditable service; and Mr. Swift had an average five year compensation of $311,306 and 13 years of creditable service. Neither Mr. Jeffrey Lorberbaum nor Mr. Kilbride participates in these plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Messrs. Alan Lorberbaum and Jeffrey Lorberbaum and members of their immediate families are shareholders of, and one of them is a director of, an entity which transacts business with the Company. The aggregate dollar amount paid by the Company to this related party in 1997 was $811,210. Management of the Company believes that such transactions were and are on terms no less favorable to the Company than could have been obtained from unaffiliated third parties in similar transactions.

  In 1997, Mr. Alan Lorberbaum earned approximately $382,200 in base compensation and $550,000 in bonuses from Aladdin in his capacity as a consultant to Aladdin based upon the performance of Aladdin in 1997.

  In connection with the leveraged buyout of the Company in 1988 and in lieu of purchasing shares of the Company's Common Stock, certain of the Company's executive officers obtained an equity interest in the Company by entering into the Option Agreements with the Company that differed only with respect to the number and exercise price of the shares subject to the options. This arrangement allows the Company to receive a tax benefit in the amount of the taxable compensation provided to the individual under the Option Agreements; however, upon exercise of the options, the individual is subject to taxation at ordinary income tax rates. Pursuant to these Option Agreements, which were amended in 1992, when one of the individuals exercises his option and receives the Optioned Stock, he is entitled to borrow from the Company on an interest free basis (the "Loan") an amount equal to his income tax liability as a result of the exercise of the option less the amount of the proceeds from his sale of any shares of Optioned Stock which are sold prior to the date of the Loan. The principal amount of the Loan is due when the individual transfers beneficial ownership of all of the shares of Optioned Stock. The individual must prepay the Loan with any proceeds of any sale of less than all of the shares of Optioned Stock and with all dividends paid by the Company with respect to such shares while the Loan remains outstanding. The shares of the Optioned Stock are pledged by the individual to the Company and held by the Company to secure the Loan. See also "Executive Compensation and Other Information - Summary of Cash and Certain Other Compensation."

  Since January 1, 1995, various executive officers of the Company have exercised their options under the Option Agreements, elected not to resell their shares of Optioned Stock and borrowed money from the Company pursuant to the Option Agreements in order to pay their income tax liability. Mr. Kolb has exercised options to acquire 1,200,075 shares of Optioned Stock and has received a Loan from the Company in the original principal amount of $3,928,956. Mr. Procopio has exercised options to acquire 538,462 shares of Optioned Stock and has received a Loan from the Company in the original principal amount of $1,684,987. Mr. Swift has exercised options to acquire 127,125 shares of Optioned Stock and has received a Loan from the Company in the original principal amount of $415,929. In March 1997, each of the executives named above entered into a supplement to the Loan (the "Supplemental Loan") for the purpose of providing to such executives the difference between the statutory withholding rate used to determine the original principal amounts of the Loans and their actual tax rate. Mr. Kolb received a Supplemental Loan in the original principal amount of $1,152,570. Mr. Procopio received a Supplemental Loan in the original principal amount of $493,015. Mr. Swift received a Supplemental Loan in the original principal amount of $120,358. During 1997, Mr. Kolb, Mr. Procopio and Mr. Swift sold certain of these shares and made the required repayments of both the Loan and the Supplemental Loan. The combined outstanding principal balance of the Loan and Supplemental Loan for each of Mr. Kolb, Mr. Procopio and Mr. Swift as of March 23, 1998 was $4,700,993, $1,552,746 and $418,876, respectively.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 23, 1998, by (i) each person who is known by the Company beneficially to own more than five percent of the outstanding shares of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the Named Executive Officers, and (iv) all of the Company's directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                   NUMBER OF SHARES OF       PERCENT
                                                                      COMMON STOCK              OF
NAME OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED         CLASS
------------------------                                           -------------------       --------
Alan S. Lorberbaum/(1)/.......................................          13,792,979             26.4%
Aladdin Partners, L.P./(2)/...................................           9,900,000             18.9
399 Venture Partners, Inc./(3)/...............................           7,305,293             14.0
The Equitable Companies Incorporated, et al./(4)/.............           6,974,974             13.3
David L. Kolb/(5)/............................................           1,135,471              2.2
Jeffrey S. Lorberbaum/(6)/....................................             647,126              1.2
Frank A. Procopio/(7)/........................................             391,462                *
Bruce C. Bruckmann/(8)/.......................................             270,871                *
John D. Swift/(9)/............................................             108,875                *
Leo Benatar/(10)/.............................................              25,975                *
William B. Kilbride/(11)/.....................................              18,225                *
Larry W. McCurdy/(10)/........................................              19,431                *
Robert N. Pokelwaldt/(10)/....................................              19,431                *
All directors and executive officers as a group (10 persons)..          16,429,846             31.4

-----------
  *  Less than one percent.
 (1) The address of Mr. Alan Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 9,900,000 shares held by Aladdin Partners, L.P., with respect to which Mr. Lorberbaum may be deemed to share voting and investment power. Mr. Lorberbaum is a director and owner of 71.5% of ASL Management Corp., the majority general partner of Aladdin Partners, L.P. Mr. Lorberbaum disclaims beneficial ownership of the shares held by Aladdin Partners, L.P.
 (2) The address of Aladdin Partners, L.P. is 822 Atkinson Drive, Dalton, Georgia 30720. ASL Management Corp. is the majority general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. The address of ASL Management Corp. is 822 Atkinson Drive, Dalton, Georgia 30720. Mrs. Shirley Lorberbaum is a director and owner of 28.5% of ASL Management Corp. and, as a result of such positions, may be deemed to share voting and investment power with respect to these shares. Mrs. Lorberbaum is the wife of Mr. Alan Lorberbaum. The address of Mrs. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Mr. Barry L. Hoffman is a director of ASL Management Corp. and, as a result of such position, may be deemed to share voting and investment power with respect to these shares. Excludes 4,500 shares owned of record by Mr. Hoffman in his individual capacity. The business address of Mr. Hoffman is Joseph Decosimo & Company, 1100 Tallman Building, The Union Square, Chattanooga, Tennessee 37402. Each of ASL Management Corp., Mrs. Lorberbaum and Mr. Hoffman disclaim beneficial ownership of the shares held by Aladdin Partners, L.P.
 (3) Based upon a Schedule 13G dated February 13, 1998 filed with the Commission by 399 Venture Partners, Inc. The address of 399 Venture Partners, Inc. is 399 Park Avenue, New York, New York 10043.
 (4) Based upon a Schedule 13G dated February 10, 1998 jointly filed with the Commission by The Equitable Companies Incorporated; AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group (the "Mutuelles AXA"); and AXA-UAP. The address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019. Each of the Mutuelles AXA, as a group, and AXA-UAP disclaim beneficial ownership of these shares.
 (5) Includes 22,500 shares issuable upon the exercise of currently vested options and 168 shares owned pursuant to the Company's 401(k) plan.
 (6) Includes 30,000 shares issuable upon the exercise of currently vested options. Excludes 9,900,000 shares held by Aladdin Partners, L.P., of which Mr. Jeffrey Lorberbaum is a minority general partner. Mr. Lorberbaum disclaims beneficial ownership of these shares held by Aladdin Partners, L.P.
 (7) Includes 3,000 shares issuable upon the exercise of currently vested options and 25,298 shares owned pursuant to the Company's 401(k) plan.
 (8) Includes 11,700 shares issuable upon the exercise of currently vested options.
 (9) Includes 14,406 shares owned pursuant to the Company's 401(k) plan.
(10) Includes 13,950 shares issuable upon the exercise of currently vested options.

(11) Includes 18,000 shares issuable upon the exercise of currently vested options.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

  The Board of Directors has appointed KPMG Peat Marwick LLP as auditors of the Company for 1998. KPMG Peat Marwick LLP also audited the Company's financial statements for 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they desire, and to respond to appropriate questions.

  The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $3,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

  Any proposal a Stockholder may desire to have included in the Company's proxy material for presentation at the 1999 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or prior to December 2, 1998.

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

  A list of Stockholders entitled to be present and vote at the Annual Meeting will be available at the offices of the Company, P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, for inspection by the Stockholders during regular business hours from May 8, 1998, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

  If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.


                                       [SIGNATURE]
                                       BARBARA B. LANCE
                                       Secretary

Atlanta, Georgia
March 31, 1998

LOGO
                                     PROXY
                            MOHAWK INDUSTRIES, INC.
                                CALHOUN, GEORGIA
                         ANNUAL MEETING OF STOCKHOLDERS
  The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation ("Mohawk"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints David L. Kolb and John D. Swift, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Mohawk Industries, Inc. to be held on Thursday, May 21, 1998 at 10:00 a.m. local time, at 160 South Industrial Boulevard, Calhoun, Georgia, and at any adjournment or adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote for Proposal 1 and Proposal 2.

(1) The election of two Directors, Leo Benatar and David L. Kolb, for a term of three years and until their successors are elected and qualified:

                  [_]FOR             [_] WITHHOLD AUTHORITY

  For, except vote withheld from the following nominees:

--------------------------------------------------------------------------------
(2) The approval of the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, from seventy-five million (75,000,000) shares to one hundred fifty million (150,000,000) shares:

                  [_]FOR      [_]AGAINST       [_]ABSTAIN

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.

LOGO

  Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             ----------------------------------
                                                  Signature of Stockholder

                                             ----------------------------------
                                                  Signature of Stockholder
                                                     (If held jointly)

                                             Dated: ______________________,1998
                                                       Month       Day

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.